Exhibit 10.4

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

May 31, 2018

Mr. Troy W. Crawford
625 Westport Parkway
Grapevine, Texas 76051
RE:    Amendment to Executive Employment Agreement
Dear Troy:
This letter agreement (this “Amendment”) amends the Executive Employment Agreement dated May 13, 2013 (the “Employment Agreement”) between you (“Executive”) and GameStop Corp. (the “Company”) as follows:
Section 3(a) of the Employment Agreement is deleted and replaced with the following:   “Base Salary. Effective May 31, 2018, the Company shall provide Executive with an annual base salary of no less than $500,000, paid in accordance with the Company’s normal payroll policies (as adjusted from time to time, the “Base Salary”).”
For the avoidance of doubt, your bonus opportunity for fiscal year 2018 will be determined as a weighted average of: (i) for the portion of fiscal year 2018 preceding the date of this Amendment, your target annual bonus opportunity as in effect prior to the Amendment, and (ii) for the remaining portion of fiscal year 2018 commencing on the date of this Amendment, your target annual bonus opportunity as determined based upon the salary increase described herein.
Except as otherwise set forth in this Amendment, all of the terms and conditions of the Employment Agreement remain unchanged.
To confirm your agreement with the foregoing, please countersign this Amendment in the space below provided.
GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name:	Daniel A. DeMatteo
Title:	Executive Chairman

Agreed on May 31, 2018:

/s/ Troy W. Crawford
Troy W. Crawford